EXHIBIT 10.25
MURPHY OIL CORPORATION

TIME-BASED RESTRICTED STOCK UNIT - STOCK SETTLED
GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number [[GRANTNUMBER]]	Name of Grantee [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]	Number of Restricted Stock Units Subject to this Grant [[SHARESGRANTED]]

This Time-Based Restricted Stock Unit Award (the “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2020 Long-Term Incentive Plan (the “Plan”). Any terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

This Agreement is subject to the following terms and provisions:

1. The Company hereby grants to the individual named above (the “Grantee”) an Award of Time-Based Restricted Stock Units each equal in value to one share of Common Stock of the Company (collectively, the “Units”). This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to the Award.

2. This Award is subject to the following vesting and time lapse restrictions:

(a) In accordance with the Plan, this Award will fully vest and Shares will be issued, less any Shares deducted for applicable withholding taxes, without restrictions, on the third anniversary of the Grant Date (the “Vesting Date”); provided that, except as set forth in Sections 2(c), 2(d) and 2(e) below, the Grantee is employed by the Company on the Vesting Date; provided further, that this award shall not vest whenever the delivery of Shares under it would be a violation of any applicable law, rule or regulation.

(b) In the event that the Grantee’s employment terminates any time prior to the Vesting Date, except as set forth in Sections 2(c), 2(d) and 2(e) below, he/she will forfeit all Units pursuant to this Award.

(c) In the event of the Grantee’s termination of employment due to (i) the Grantee’s death, disability, or retirement (as determined in accordance with the Plan) or (ii) except if the Grantee is subject to Section 2(e) below, a Reduction in Force (as defined below) prior to the Vesting Date, the Grantee will receive the pro-rata number of Units earned based upon the number of months worked pursuant to this Award up to the date of the Grantee’s termination of employment. The Grantee (or his/her beneficiary) will be paid his/her Shares, less any Shares deducted for applicable withholding taxes, as soon as reasonably practicable following the date of the Grantee’s termination of employment.

(d) If the Grantee is not an Executive or otherwise a party to a Severance Protection Agreement with the Company at any time during the period beginning on the Grant Date and ending on the date on which a Change in Control occurs, this Award will fully vest and 100 percent of the Time-Based Restricted Stock Units will be deemed to be earned and Shares will be issued, less any Shares deducted for applicable withholding taxes, without restrictions, upon the occurrence of a Change in Control (as such term is defined in the Plan); provided, however, that no issuance of Shares will be made until the Vesting Date unless the Change in Control also qualifies as a change in the ownership or effective control of Murphy Oil Corporation, or in the ownership of a substantial portion of its assets, as determined under Section 409A of the Internal Revenue Code.

(e) If the Grantee is an Executive or is otherwise a party to a Severance Protection Agreement with the Company at any time during the period beginning on the Grant Date and ending on the date on which a Change in Control occurs, this Award will fully vest and 100 percent of the Time-Based Restricted Stock Units will be deemed to be earned and Shares will be issued in full, without restriction, as of the date of the Grantee’s Qualifying Termination of Employment. “Qualifying Termination of

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Employment” means the termination of the Grantee’s employment within the two-year period immediately following a Change in Control (x) by the Company or any of its affiliates without Cause or (y) by the Grantee for Good Reason. Upon a Qualifying Termination of Employment, Shares will be issued as soon as reasonably practicable following the date of the Qualifying Termination of Employment, less any Shares deducted for applicable withholding taxes.

(f) For purposes of this Award, “Cause” means the occurrence of any of the following:

(i) Any act or omission by the Grantee which constitutes a material willful breach of the Grantee’s obligations to the Company or any of its affiliates or the Grantee’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Grantee, which results in material injury to the interest or business reputation of the Company or any of its affiliates and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Grantee’s incapacity due to physical or mental illness) within thirty (30) days after written notification thereof to the Grantee by the Company; provided that no act or failure to act on the Grantee’s part shall be deemed willful unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company or its affiliates;

(ii) The Grantee’s commission of any dishonest or fraudulent act, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company or any of its affiliates;

(iii) The Grantee’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company or any of its affiliates conducts business; or

(iv) The Grantee’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

(g) For purposes of this Agreement, “Executive” means the Company’s Chief Executive Officer and any other employee with a title of Vice President or above.

(h) For purposes of this Award, “Good Reason” means the occurrence of any of the following:

(i) Any material diminution in the Grantee’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Grantee of any duties, responsibilities or authority in any manner adverse to the Grantee or inconsistent with the duties, responsibilities and authority assigned to the Grantee prior to a Change in Control;

(ii) Any reduction in the Grantee’s base salary, annual target cash bonus opportunity or long-term incentive award opportunity immediately prior to a Change in Control;

(iii) A relocation of more than fifty (50) miles from the location of the Grantee’s principal job location or office prior to a Change in Control; or

(iv) Any other action or inaction that constitutes a material breach by the Company or any of its affiliates of any employment or similar agreement pursuant to which the Grantee provides services to the Company or any of its affiliates; provided, that the Grantee provides the Company with a written notice of termination indicating the Grantee’s intent to terminate his or her employment for Good Reason within ninety (90) days after the Grantee becoming aware of any circumstances set forth above, that the

EXHIBIT 10.25
Grantee provides the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances, and, if the Company fails to remedy such circumstances during such thirty (30) day period, that the Grantee terminates his or her employment no later than sixty (60) days after the end of such thirty (30) day period.

(i) For purposes of this Award, a “Reduction in Force” means an involuntary termination of the Grantee’s employment with the Company and its Subsidiaries by the Company or the applicable Subsidiary without cause (as determined by the Committee) due to a reduction in force as specified and implemented by the Company.

3. In consideration of the grant to the Grantee of this Award, the Grantee agrees that, during the period beginning on the date of the termination of the Grantee’s employment for any reason, including retirement or any voluntary resignation (the “Termination Date”) and ending on the first anniversary of the Termination Date, the Grantee will not, without the Company’s express written consent, (i) directly or indirectly solicit, induce or attempt to induce any employees, agents or consultants of the Company or its subsidiaries or affiliates to do anything from which the Grantee is restricted by reason of this Award; (ii) directly or indirectly solicit, induce or aid others to solicit or induce any employees, agents or consultants of the Company or any of its subsidiaries or affiliates to terminate their employment or engagement with the Company or any of its subsidiaries or affiliates and/or to enter into an employment, agency or consultancy relationship with Grantee or any other person or entity with whom Grantee is affiliated; or (iii) own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor (as defined below) anywhere in the United States or in any non U.S. jurisdiction in which the Company is engaged or plans to engage in business as of the Termination Date; provided, however, that Grantee will be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares. For purposes of this Award, “Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in (i) the business of oil or gas exploration or production or (ii) any other business in which the Company or any of its subsidiaries is engaged as of the Termination Date.

4. In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the Award becoming vested, the number of Units subject to the Award will be equitably adjusted pursuant to the Plan to reflect that change.

5. This Award is not assignable except as provided under the Plan in the case of death, and is not subject in whole or in part to attachment, execution or levy of any kind.

6. The Grantee shall have no voting rights with respect to Shares underlying the Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

7. The Grantee shall not be eligible to receive any dividends or other distributions paid with respect to the Award during the Restricted Period. An amount equivalent to these dividends and/or other distributions shall be paid to the Grantee upon the issuance of Shares and payment of the Award. Any such payment (unadjusted for interest) shall be made in whole Shares, valued as of the date that this Award becomes vested, subject to any Shares deducted for applicable withholding taxes.

8. The Grantee hereby acknowledges and agrees that the Grantee and the Award are subject to the terms and conditions of Section 21 (Clawback) of the Plan. Without limiting the foregoing sentence, by accepting this Award and the benefits provided hereunder, the Grantee hereby acknowledges and agrees that the Grantee, this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation (including any equity-based awards or cash-based awards) provided to the Grantee shall be subject to the Murphy Oil Corporation Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”) or any other clawback or recoupment arrangements or policies the Company has in place from time to time, in each case, subject to the terms and conditions thereof. Accordingly, the Grantee agrees and acknowledges that this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation provided to the Grantee (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Grantee prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of the Recoupment Policy or such other applicable clawback or recoupment arrangements or policies.

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9. The Plan and this Agreement are administered by the Executive Compensation Committee of the Board of Directors of Murphy Oil Corporation. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the terms and provisions of the Plan shall control. The Executive Compensation Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

Attest:                         Murphy Oil Corporation

_______________________________________     By _____________________________________